Exhibit 99.1

CalEthos increases the size of its development to 315-acres in Lithium Valley for a planned large-scale Clean Energy Powered Data Center Campus

TUSTIN, CA – July 31, 2024 — CalEthos, Inc. (OTCQB:GEDC), (“CalEthos” or the “Company”), today announced the following business update:

On July 24, 2024, CalEthos signed an Option Agreement to purchase 315 acres of land in the soon-to-be approved “Manufacturing Zone” of Lithium Valley. The new property provides CalEthos with significant advantages over its previous data center development site, which include:

●	Larger, strategically located, industrial-zoned property with acreage for on-site switchyard, substation and additional data center buildings
●	Better options for connectivity to high-voltage transmission lines
●	Closer proximity to existing and planned geothermal power plants
●	Shorter fiber routing distances to internet backbone and communications networks
●	Directly on the main north/south transportation corridor (Hwy. 111) and gateway entrance (Sinclair Rd.) to the planned 51,000-acre Lithium Valley development area
●	Lower flood risk – outside of the 100- and 500- year flood zones in a FEMA X (Unshaded) area

CalEthos’ first of three development phases on the property is a planned 100-acre/420-megawatt (MW) campus, with up to 1,000,000 square feet of clean energy powered build-to-suit data centers to support AI, Cloud and Hyperscale customers.

“This new property gives CalEthos the acreage to develop 3 to 4 million square feet of data center over time as more geothermal power plants and other renewable energy and storage solutions come online in and around Lithium Valley”, said Joel Stone, the Company’s President and Chief Operating Officer.

CalEthos has been working over the last couple of years with the County of Imperial, Imperial Valley Economic Development Corp. (IVEDC), Imperial Irrigation District (IID), and geothermal power producers to develop a comprehensive plan that leverages the region’s clean energy resources to support a large-scale data center operation.

“CalEthos has the county’s full support to develop its data centers in alignment with the broader vision for Lithium Valley,” said Chairman Luis A. Plancarte, Imperial County Board of Supervisors. “The sooner CalEthos builds its data centers and utilizes locally produced power for their operations, the sooner our geothermal power producers can expand operations and increase lithium recovery.”

“CalEthos’ energy needs advance the building of additional local transmission, supports adding more sources of clean energy to the grid, and expedites plans for new geothermal power plants, without waiting for new long-distance transmission lines to be built to get power in and out of the area,” added Alex Cardenas, Chairman of IID.

Sean Wilcock, Vice President of IVEDC, emphasized the project’s positive economic impact, stating, “CalEthos’ data center plans accelerate Lithium Valley’s development by providing energy offtake opportunities, creates jobs, and stimulates the local economy. This project is a vital component of the long-term vision for the region and is a testament that Imperial County has the attributes necessary for the green data center industry.”

About CalEthos

CalEthos, Inc. (OTCQB: GEDC) is a developer of sustainable data center solutions. The company is committed to leveraging clean energy resources to power its facilities and support the growing demand for digital infrastructure.

About Lithium Valley

Lithium Valley is a planned 51,000-acre development area in Imperial County, California, with a focus on lithium extraction and renewable energy production. The region is poised to become a major hub for clean energy innovation and economic growth. For more information, please visit https://lithiumvalley.imperialcounty.org/.

Media Contact: Joel Stone at jstone@calethos.com.

Forward-Looking Statements

Certain statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions, and involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “believe,” “expects,” “may,” “looks to,” “will,” “should,” “plan,” “intend,” “on condition,” “target,” “see,” “potential,” “estimates,” “preliminary,” or “anticipates” or the negative thereof or comparable terminology, or by discussion of strategy or goals or other future events, circumstances or effects. Moreover, forward-looking statements in this release include, but are not limited to, the Company’s ability to raise capital to fund its data center campus development, to hire and contract the necessary resources to complete its development efforts, to build an adequate supply chain for required construction materials and equipment, the Company’s ability to complete construction of its data center campus, meet customer requirements and to build an adequate operating organization to support customers when its data center campus is completed; the demand for data center space in the U.S. and worldwide; the impact of the current supply chain challenges, which may impact the Company construction schedule; the demand for the Company’s proposed wholesale-colocation services; economic conditions in the U.S. and worldwide; and the Company’s ability to recruit and retain management, technical, and operating personnel. Further information relating to factors that may impact the Company’s results and forward-looking statements are disclosed in the Company’s filings with the SEC. The forward-looking statements contained in this press release are made as of the date of this press release, and the Company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.